CONTACT:

Donald F. Holt                                                November 20, 1998
Senior Vice President &
Chief Financial Officer
(717) 231-5704

Keystone Financial to unify seven banks under single operation, single name; stock repurchase announced

HARRISBURG, Pa.-Keystone Financial, Inc. (NASDAQ:KSTN) today announced plans to unify its seven banks under a single charter and a single name-Keystone Financial Bank, N.A. The board of directors approved the plan at a November 19 meeting. At the same meeting, the board of directors approved an increase in Keystone's quarterly dividend for the fourth quarter, and announced a common-stock repurchase program.

The announced changes will reduce organizational complexity and simplify the way Keystone delivers products and services to its customers. Chairman and CEO Carl
L. Campbell said, "We will offer our products and services under a single, recognizable bank brand and deliver them directly to customers in a consistent way through our established 28 local market teams."

The success of our market teams to date is an important reason leading us to take this step," Campbell added. "Our market teams will continue to be the critical factor in our success in the future. By making our local teams the primary method of delivery, we are actually moving closer to our customers. We are very much continuing our commitment to relationship banking. Decision-making will be even more local than before."

He said Keystone is evolving into a complete financial-services company and the change in structure will facilitate and support this evolution. "To become a fully integrated provider of financial services-and help our customers make sense of it all-we must operate in a seamless environment under a common identity that customers recognize and trust," he explained.

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Keystone Financial to unify seven banks, page 2

"Most of the operational changes to come will be virtually invisible to the customer, but there will be many other changes that customers will see...and like," Campbell said. For example, he noted that all customers in the system will be able to do business through a total of 175 offices and 476 ATMs in Pennsylvania, Maryland, and West Virginia. The reorganization also will provide greater flexibility in the integration of other delivery channels such as telephone and Internet banking.

An application to change the charter has been filed and regulatory approval is expected by the end of this year. The transition is expected to take nine months to a year.

The reorganization is anticipated to reduce ongoing operating costs by approximately 10 percent. A reduction in staffing will be necessary, some of which will be handled by normal attrition. Keystone will take a one-time charge in the first quarter of 1999 to cover severance, signage, data conversion, and other marketing and regulatory costs associated with the restructuring.

The approved increase in Keystone's quarterly dividend, from $0.28 to $0.29, is for the fourth quarter. The dividend will be paid on January 20, 1999, to shareholders of record as of January 9, 1999.

Also announced is a common-stock repurchase program of up to 3 million shares. "The decision to repurchase shares is a tangible sign of our confidence in the restructuring and our prospects for enhanced performance in the future," Campbell said.

With assets of approximately $6.9 billion, Keystone Financial, Inc., is the third-largest bank holding company headquartered in Pennsylvania. The seven banks in the Keystone system were created from the merger of 39 banks since the mid-1980s. The next step of the evolution is the consolidation of the seven into one bank. Currently, Keystone's banks operate as individually chartered and named affiliates:

* Financial Trust Company, based in Carlisle.
* Pennsylvania National Bank, based in Pottsville.
* Northern Central Bank, based in Williamsport.
* Mid-State Bank, based in Altoona.
* Keystone Bank, based in Horsham.
* Keystone National Bank, based in Lancaster.
* American Trust Bank, based in Cumberland, Md.

Keystone Financial also operates Martindale Andres & Co., an investment-management services provider; Keystone Financial Mortgage Co.; Keystone Brokerage Inc., a full-service investment planning and discount brokerage service firm; MMC&P, a retirement-benefit services firm; and a 24-hour Telephone Banking Center. For more information, Keystone Financial can be reached on the Internet at www.keyfin.com.

Radio reporters: If you would like an audio sound bite of Carl L. Campbell, Chairman and CEO, please call 1-877-534-5000.

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Keystone Financial to unify seven banks, page 3

This news release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). This statement is included for the express purpose of availing Keystone Financial of the protections of the safe harbor provision of the PSLRA. Management's ability to predict results or the effect of future plans is inherently uncertain and is subject to factors that may cause actual results to differ materially from those projected. Factors that could affect the actual results include the ability of Keystone Financial to effectively implement its reorganization plans within the anticipated timeframe.

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